                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                            (and Associated Rights)

                                       of

                               BIOWHITTAKER, INC.

                                       at
                             $11.625 NET PER SHARE

                                       by
                           BW ACQUISITION CORPORATION
                        a wholly-owned subsidiary of the
                              CAMBREX CORPORATION
                            ------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 25, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

  THE BOARD OF DIRECTORS OF BIOWHITTAKER, INC. (THE "COMPANY") HAS UNANIMOUSLY
    APPROVED THE MAKING OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS
                                DEFINED HEREIN).
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE OPTION SHARES (AS DEFINED HEREIN) WHICH ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN), WOULD REPRESENT IN EXCESS OF 50% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), and associated rights to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share (together with the Common Stock, the "Shares") issued pursuant to the Stockholder Protection Rights Agreement dated as of January 20, 1995 between the Company and Bank of Boston, as Rights Agent, as amended, should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                            ------------------------
                      THE DEALER MANAGER FOR THE OFFER IS:
                              SCHRODER & CO. INC.
AUGUST 28, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
THE TENDER OFFER......................................................................    3
 1. Terms of the Offer................................................................    3
 2. Procedure for Tendering Shares....................................................    4
 3. Withdrawal Rights.................................................................    7
 4. Acceptance for Payment and Payment................................................    7
 5. Certain Federal Income Tax Consequences...........................................    9
 6. Price Range of the Shares.........................................................    9
 7. Purpose of the Offer; Plans for the Company; Effect of the Offer on the Market for
    the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations .......   10
 8. Certain Information Concerning the Company........................................   11
 9. Certain Information Concerning the Purchaser and Parent...........................   13
10. Source and Amount of Funds........................................................   15
11. Contacts and Transactions with the Company; Background of the Offer...............   15
12. The Merger Agreement; The Stockholders Agreement..................................   19
13. Dividends and Distributions.......................................................   26
14. Certain Conditions of the Offer...................................................   27
15. Certain Legal Matters.............................................................   29
16. Fees and Expenses.................................................................   31
17. Miscellaneous.....................................................................   32
Schedule 1 -- Directors and Executive Officers of Parent and the Purchaser............  S-1

To the Holders of Common Stock
  of BioWhittaker, Inc.:

                                  INTRODUCTION

     BW Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of the Cambrex Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), and associated rights to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the "Rights" and, together with the Common Stock, the "Shares"), issued pursuant to the Stockholder Protection Rights Agreement dated as of January 20, 1995, between BioWhittaker, Inc., a Delaware corporation (the "Company") and Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"), of the Company, at a price of $11.625 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 22, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Schroder & Co. Inc. ("Schroders"), which is acting as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services L.L.C., which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MAKING OF THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9.

     ALEX. BROWN & SONS INCORPORATED, THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY A WRITTEN OPINION DATED AUGUST 22, 1997 TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED THEREIN, THE $11.625 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN CAMBREX AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE
SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF ALEX. BROWN IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATES TO THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY HOLDERS OF SHARES (OTHER THAN CAMBREX AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER OR RELATED TRANSACTIONS, AND IS NOT INTENDED TO CONSTITUTE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) AT LEAST THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE OPTION SHARES (AS DEFINED HEREIN) WHICH ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN), WOULD REPRESENT IN EXCESS OF 50% OF ALL OUTSTANDING SHARES DETERMINED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND
(II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING (AND WHICH IT MAY NOT EXERCISE WITHOUT THE COMPANY'S WRITTEN CONSENT), TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE MINIMUM NUMBER OF SHARES WHICH WOULD OTHERWISE BE REQUIRED TO SATISFY THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

     The Company has informed the Purchaser that, as of August 27, 1997, there were 10,881,210 Shares issued and outstanding and 1,071,388 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options"). As described below, there are 910,928 Option Shares (as defined below) which are subject to the Stockholders Agreement. Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 5,065,372 Shares, or approximately 46.6% of the outstanding Shares as of August 27, 1997 are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

THE MERGER

     Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See Section 12.

THE RIGHTS

     The Board of Directors of the Company has made all determinations and taken all actions that are required so that the Rights will not become exercisable as a result of the Offer and the Merger.

THE STOCKHOLDERS AGREEMENT

     In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into two separate but substantially identical Stockholders Agreements, each dated as of August 22, 1997 (collectively, the "Stockholders Agreement"), with Anasco GmbH ("Anasco") on the one hand, and each of Joseph F. Alibrandi, Noel L. Buterbaugh, Thomas R. Winkler, Philip L. Rohrer Jr., Leif Olsen and F. Dudley Staples Jr. on the other (collectively, the "Selling Stockholders"). Anasco is the Company's largest stockholder and the other Selling Stockholders are directors and officers of the Company. Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed to tender their shares in the Offer and have granted to the Purchaser an irrevocable option, exercisable upon the occurrence of certain trigger events, to purchase the Shares owned of record by the Selling Stockholders (including, in some cases Shares underlying Stock Options (such Shares, the "Option Shares")) at a price per Share equal to the Offer Price, in cash. Pursuant to the Stockholders Agreement, the Selling Stockholders have also agreed that, among other things, until the applicable termination date set forth in the Stockholders Agreement, such Selling Stockholders will not transfer the Shares subject to the Stockholders Agreement and will vote such Shares in favor of the Merger and against certain competing transactions. An aggregate of 3,716,443 Shares are subject to the Stockholders Agreement including 910,928 Option Shares, representing 31.1% of the Shares that, as of August 27, 1997, were issued and outstanding on a fully diluted basis according to the Company.

INTENTION OF COMPANY OFFICERS AND DIRECTORS TO TENDER

     The Company has informed Parent and the Purchaser that, to the best knowledge of the Company, all of the Company's officers and directors currently intend to tender all Shares owned by them into the Offer. As described above, certain of the Company's officers and directors are required under the Stockholders Agreement to tender all Shares owned by them into the Offer.

     The Merger Agreement and the Stockholders Agreement are more fully described in Section 12.

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, September 25, 1997, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the written consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in Section 14 (the "Offer Conditions"), (d) modify the form of consideration payable in the Offer, (e) increase the Minimum Condition or (f) amend the Offer Conditions or any other term of the Offer in any manner materially adverse to the holders of Shares.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Thursday, September 25, 1997 (or any date or time then set as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of such event. In the case of an extension, Rule 14e-l(d) under the Exchange Act, requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for

Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in
Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which requires that the Purchaser pay for Shares accepted for payment as soon as legally permissible.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other Offer Conditions. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through bookentry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A

     "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 22, 1997. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a

Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and any payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, October 27, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     The Company expects to file soon their Premerger Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date the Company's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Company with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Purchaser will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Merger Agreement, Purchaser may, but need not, extend the Offer until the applicable waiting period under the HSR Act shall have expired or been terminated. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger (and the receipt of cash by a stockholder that exercises appraisal rights in connection with the Merger under Delaware law) will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger (other than amounts received pursuant to a stockholder's exercise of appraisal rights that are denominated as interest, which amounts would be taxable as ordinary income) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Such capital gain or loss will be long-term if such stockholder's holding period for the Shares exceeds one year and short-term in all other cases. Individual stockholders will generally be taxed on capital gain at a maximum Federal marginal rate of 20% if such stockholder's holding period for the Shares exceeds eighteen months, 28% if the holding period exceeds one year (but does not exceed eighteen months), and 39.6% if the holding period does not exceed one year. Corporate stockholders will generally be taxed at a maximum Federal marginal rate of 35% with respect to long-term capital gains. The ability of a stockholder (whether corporate or individual) to use capital losses to offset ordinary income is limited.

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO OTHER HOLDERS OF SHARES IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES

     The Shares are traded on the NYSE under the symbol BWI. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by the NYSE and the Dow Jones News Retrieval Service.

                               BIOWHITTAKER, INC.

                                                                                SALES PRICES
                                                                               --------------
                                                                               HIGH       LOW
                                                                               ----       ---
PERIOD ENDING
1995
  First Quarter..............................................................  $ 8  1/8   $ 6 1/4
  Second Quarter.............................................................    8  1/2     7 1/8
  Third Quarter..............................................................    8          7
  Fourth Quarter.............................................................    8  1/8     6 3/8
1996
  First Quarter..............................................................    8  1/2     7 1/4
  Second Quarter.............................................................    8  7/8     7 3/4
  Third Quarter..............................................................    8  3/4     6 1/2
  Fourth Quarter.............................................................    8  3/8     6 5/8
1997
  First Quarter..............................................................    9  1/2     7 7/8
  Second Quarter.............................................................   11 7/16     7 3/4
  Third Quarter (through August 27, 1997)....................................   11 9/16    10 1/8

     On August 22, 1997, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $10 3/8 per Share. On August 27, 1997, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE was $11 1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares and to provide the stockholders of the Company with cash consideration of $11.625 per Share for all of their shares at the earliest possible time. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer.

     Plans for the Company. It is expected that after consummation of the Offer, no change will be made in the executive officers of the Company, but that Parent will designate certain additional directors of the Company. Upon request by Parent, the Company shall use its best efforts promptly, at the Company's election, either to increase the size of its board or to secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to its board, and to cause Parent's designees to be so elected. Parent has designated Peter Tracey, Peter E. Thauer, Douglas H. MacMillan, Ronald Pizzo, Salvatore J. Guccione and Mary Fletcher to fill such vacancies. After the Offer has been consummated, subject to the conditions set forth in the Merger Agreement, it is anticipated that the Merger Agreement will be submitted to the stockholders of the Company for approval. In the Merger Agreement, Parent and the Purchaser have agreed to vote or cause to be voted all Shares owned by them in favor of approval and adoption of the Merger Agreement. If after consummation of the Offer the Purchaser holds 90% or more of the outstanding Shares, the Purchaser intends to effect a "short-term merger" under the DGCL without a meeting of, or action by, the stockholders of the Company.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5 million. According to the Company, as of August 27, 1997, there were 10,881,210 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

     If the NYSE was to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 8830 Biggs Ford Road, Walkersville, Maryland 21793. The Company is a successor to a Florida corporation founded in 1947. The Company was acquired by Whittaker Corporation ("Whittaker") in 1969 and was reincorporated in Delaware in 1991. Also in 1991, Whittaker distributed all of its interest in the Company, which then represented 80.1% of the Common Stock of the Company, to its stockholders.

     The Company is primarily engaged in the development, manufacture, and marketing of cell culture and endotoxin detection products. The Company also manufactures and sells a proprietary line of products used to diagnose allergies and certain other clinical diagnostic testing products.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "Company 1996 10-K"), and the Company's Quarterly Report on Form 10-Q for the six-month period ended April 30, 1997 (the "Company 1997 10-Q"). More comprehensive financial information is included in the Company 1996 10-K, the Company 1997 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1996 10-K, the Company 1997 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1996 10-K, the Company 1997 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               BIOWHITTAKER, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                 SIX MONTHS ENDED
                                                     YEARS ENDED OCTOBER 31,         APRIL 30,
                                                   ---------------------------   -----------------
                                                    1996      1995      1994      1997      1996
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Consolidated Statements of Income:
  Sales..........................................  $51,459   $55,797   $54,651   $27,932   $25,471
  Cost and expenses..............................   43,330    47,249    46,815    23,360    21,930
  Net income.....................................      833     6,986     3,534     2,967      (592)
  Net income per share(1)........................     0.08      0.64      0.32      0.27     (0.05)
Consolidated Balance Sheets:(2)
  Total current assets...........................  $33,477   $39,056   $30,556   $36,553   $34,372
  Total assets...................................   61,155    59,801    60,248    64,602    64,091
  Total current liabilities......................   11,252    10,175    12,620    11,780    14,072
  Total liabilities..............................   14,364    13,843    21,127    14,835    18,729
  Total stockholders' equity.....................   46,791    45,958    39,121    49,767    45,362

---------------
(1) The per Share information was on the basis of 11,042,000, 10,971,000, 10,895,000, 10,920,000, and 10,759,000 Shares issued and outstanding as of October 31, 1994, October 31, 1995, October 31, 1996, April 30, 1997 and
    April 30, 1996, respectively. As of the date hereof, Parent and the Purchaser understand from the Company that there are 10,881,210 Shares issued and outstanding and 1,071,388 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares.

(2) As of end of period.

     Certain Company Projections. During the course of discussions between Parent and the Company, the Company provided Parent with certain non-public business and financial information about the Company. This information included forecasts (prepared during the spring of 1997) for the fiscal years ending October 1997 and 1998 of (i) net sales of $56.7 million and $67.6 million, respectively, (ii) earnings before interest and taxes of $10.0 million and $12.5 million, respectively, (iii) net earnings of $6.3 million and $8.1 million, respectively, and (iv) net earnings per share of $0.60 and $0.73, respectively. These forecasts have not been updated since July, 1997.

     The projections do not give effect to the Offer or the Merger and were predicated on certain assumptions, including the following: (i) the assumption that the Company would continue as an independent, "stand alone" enterprise during the entire period covered by the projections; (ii) assumptions relating to anticipated levels of sales, including the introduction and market penetration of various new and anticipated products, the expected number and terms of new contracts and the renewal or termination of existing contracts, anticipated selling prices for the Company's products, and access to markets and distribution channels; (iii) assumptions relating to the Company's costs and expenses, including the availability and cost of raw materials, levels of expenditures on capital items, selling, general and administrative expenses and for research and development activities, and effective tax rates; (iv) assumptions relating to the impact of governmental regulation on the Company, including the timing of approval of the Company's products and the continuation of current governmental regulation without changes adverse to the Company's business; and (v) general economic factors such as inflation, foreign currency rates and interest rates.

     The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or Parent or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser or Parent or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser or Parent or any other person who received such information considers it an accurate prediction of future events. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those reflected in the projections. Neither the Company nor Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated February 12, 1997, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent, a Delaware corporation, with its principal executive office located at One Meadowlands Plaza, East Rutherford, NJ 07073, manufactures and markets a broad line of specialty chemicals and commodity chemical intermediates and also manufactures chemicals to customer specifications. There are five product categories: pharmaceutical bulk actives; pharmaceutical intermediates; organic intermediates; performance enhancers; and polymer systems. Currently Parent's overall strategy for these categories is to focus on niche markets that have global opportunities, build on strong customer relations to fill Parent's new products' pipeline, and support the capital and state-of-the-art technology, while being leaders in environmental, health and safety performance.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from the information contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Parent 1996 10-K"), and Parent's Quarterly Report on Form 10-Q for the six-month period ended June 30, 1997 (the "Parent 1997 10-Q"). More comprehensive financial information is included in the Parent 1996 10-K, the Parent 1997 10-Q and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to the Parent 1996 10-K, the Parent 1997 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Parent 1996 10-K, the Parent 1997 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                              CAMBREX CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                      ----------------------------------     ---------------------
                                        1996         1995         1994         1997         1996
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
Consolidated Statements of Income:
  Gross Sales.......................  $369,479     $368,070     $249,683     $193,914     $189,686
  Operating expenses................   313,111      312,673      220,658      164,024      159,480
  Net earnings......................    28,225       19,670       11,126       16,300       13,725
  Net earnings per share (fully
     diluted).......................      2.37         1.95         1.30         1.36         1.16
Consolidated Balance Sheets:(1)
  Total current assets..............  $136,862     $144,136     $130,698     $139,494     $146,985
  Total assets......................   404,444      402,553      360,477      393,139      409,450
  Total current liabilities.........    73,950       74,269      110,773       61,599       73,985
  Total liabilities.................   175,399      213,069      258,511      167,032      200,881
  Total stockholders' equity........   229,045      189,484      101,966      226,107      208,573

---------------
(1) At period end.

     Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in Parent's proxy statement dated March 24, 1997, and filed with the Commission. Such information may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis and to consummate the Merger under the Merger Agreement and to pay fees and expenses related to the Offer and the Merger will be approximately $141,000,000. The Purchaser plans to obtain all funds needed for the Offer and the Merger from the proceeds of a new revolving credit facility (the "Credit Facility") consisting of up to $400,000,000 of senior financing for which Purchaser has received a commitment from The Chase Manhattan Bank ("Chase") pursuant to a commitment letter (the "Commitment Letter") dated August 20, 1997 among Chase, Chase Securities, Inc., as advisor and arranger, and Parent. The Credit Facility may also be used for the general corporate and working needs of Parent and its Subsidiaries, to refinance certain indebtedness of Parent, and to fund future acquisitions.

     The obligation of Chase to provide the Credit Facility and the initial extension of credit is subject to certain conditions, including, but not limited to, there not occurring or becoming known to Chase any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole. The definitive credit agreement for the Credit Facility is expected to provide for customary representations, warranties and affirmative covenants. The definitive credit agreement will also provide for customary negative and financial covenants including (a) limitations on additional indebtedness, (b) limitations on dividends and similar distributions,
(c) limitations on liens and encumbrances, (d) limitations on asset dispositions and similar transfers, (e) limitations on investments, loans and advances, (f) limitations on mergers, consolidations and similar combinations, (g) limitations on transactions with affiliates, (h) limitations on negative pledge clauses, (i) limitations on sale and leasebacks, (j) limitations on changes in fiscal year,
(k) limitations on changes in lines of business, and (l) compliance with financial ratios.

     The loans under the Credit Facility will bear interest at Parent's option either at (a) Chase's alternative base rate or (b) a reserve-adjusted LIBO rate, plus, in each case, a margin determined by Parent's leverage ratio. The Credit Facility will (a) be secured by a lien on 65% of the capital stock of Parent's first-time foreign subsidiaries and (b) be guaranteed by Parent's domestic subsidiaries.

     Although Purchaser expects that the Credit Facility will be available to provide funds in accordance with their respective terms, there can be no assurance that the Credit Facility will be consummated. Nonetheless, consummation of the Credit Facility is not a condition to consummation of the transactions contemplated by the Merger Agreement.

     A copy of the Commitment Letter has been filed as an Exhibit to the
Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such Exhibit.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  Background of the Offer

     In March, 1997, Parent was contacted by Alex. Brown & Sons Incorporated ("Alex. Brown"), the investment bankers for the Company, as to whether Parent would be interested in exploring the possibility of acquiring the Company. At that time, Parent was advised that it was one of several parties that was being contacted as part of the Company's previously announced decision to consider various strategic alternatives. On March 20, 1997, following Parent's expression of interest in participating in such process, Parent executed a confidentiality and standstill agreement with the Company. Parent was then provided with certain confidential information concerning the Company and was asked to indicate, by mid-May 1997, its level of interest in pursuing an acquisition of the Company.

     On April 17, 1997, Parent indicated to Alex. Brown in writing that it was making a non-binding offer in the range of $100 million to $120 million (or $9.00 to $11.25 per Share) to purchase the Company subject, among other things, to negotiation of definitive agreements relating to the proposed transaction and satisfactory completion of due diligence. Thereafter, representatives of Parent visited the Company's offices on May 19, 1997, and received a presentation about the Company from the Company's senior management.

     In May, 1997, Parent was notified by the Company that based on such preliminary indication of interest, it was one of several parties that had been invited to conduct further due diligence of the Company. Parent was also advised that it should submit its final expression of interest by no later than July 1, 1997.

     On June 10, 1997, the Company's Chief Executive Officer met informally with the Chairman of the Board and the Chief Executive Officer of Parent and discussed whether the two companies were strategically compatible. On June 12 and June 24, 1997, representatives of Parent visited the Company's headquarters to conduct further due diligence.

     On July 1, 1997, Parent made a proposal to acquire the Company for $120 million subject, among other things, to negotiation and execution of definitive agreements relating to the proposed acquisition and requested that the Company enter into an exclusive negotiating period through August 31, 1997. Although the Company refused to grant Parent's request for an exclusive negotiating period, discussions concerning Parent's proposal continued during the early part of July.

     On July 11, 1997, the Company's Chief Executive Officer and a representative of Alex. Brown met with the President and other members of senior management of Parent and representatives of Schroders, Parent's investment banking firm. As a result of those negotiations, Parent notified the Company that it was prepared to negotiate to acquire the Company at a price of $11.625 per share, subject to completing due diligence, negotiating the terms of an acceptable agreement and satisfactory discussions with certain key executives of the Company concerning their role with the Company following any such acquisition.

     On July 22, 1997, the Company received from Parent's counsel an initial draft of the Merger Agreement, which contemplated, among other things, the receipt of stockholder agreements from Anasco (which is an affiliate of Boehringer Ingelheim GmbH ("Boehringer Ingelheim")) and certain directors and officers of the Company. Counsel for the companies then began negotiating the terms of the proposed Merger Agreement and related documents.

     On July 24, 1997, Parent's Board of Directors met to consider Parent's acquisition of the Company. Representatives of the Company attended a portion of such meeting and made a presentation about, and answered questions from the Board concerning, the Company. At such meeting, Parent also received an opinion from Schroders to the effect that, as of the date of such opinion and based on certain matters stated therein, the consideration to be paid by Parent was fair, from a financial point of view, to the stockholders of the Parent. After discussions, the Board of Parent then unanimously approved Parent's acquisition of the Company on substantially the terms presented at the meeting and reflected in the Merger Agreement, with such changes thereto as might thereafter be negotiated by Parent's senior management team.

     On July 25, 1997, a representative of Boehringer Ingelheim wrote a letter to Parent stating that Boehringer Ingelheim would not be able to respond immediately to Parent's request for a stockholder agreement binding on Anasco until after it had reviewed the implications of such an agreement with its legal and financial advisors. The letter stated that Boehringer Ingelheim was also considering the suitability of Parent as a partner in light of the commercial arrangements between the Company and a European company in which the Company previously owned a 50% interest (the "BI Joint Venture") and Parent's future intentions in this regard.

     Counsel for the Company and for Parent continued to negotiate provisions of the proposed Merger Agreement, including the conditions for termination by Parent; the effect of any such termination, including the size of any termination fee and the payment of Parent's expenses; and the circumstances under which the Company could entertain alternative acquisition proposals. During the course of these negotiations, Parent converted the structure of the transaction to a tender offer, followed by a merger, and provided a new draft of the agreement reflecting such changes for the Company and its counsel to consider.

     During the early part of the week of July 28th, Parent and its representatives were advised that the Company's Board of Directors would meet on the afternoon of July 30th to consider Parent's proposal, including the terms of the proposed Merger Agreement.

     On July 30, 1997, following the conclusion of the Company's Board meeting, Debevoise & Plimpton, Parent's legal advisers, were contacted by the Company's legal and financial advisers. They were told that although the Company's Board viewed favorably a transaction with Parent at $11.625 per share, the Board was not prepared to go forward unless several issues were resolved to its satisfaction. These included whether the Company would be obligated to reimburse Parent's expenses in the event of termination of the Merger Agreement, the treatment of certain employee benefit plans, including confirmation of Parent's express assumption of the Company's existing Change of Control Agreements with certain of its senior employees; the conditions to consummation of the Merger and the tender offer; the scope of the proposed stockholder agreements; the duration of non-compete agreements to be signed by certain of the Company's executive officers in connection with the acquisition of the Company by Parent; and the circumstances under which the Company could entertain an alternative acquisition proposal following execution of the Merger Agreement. Following discussions with its legal and financial advisors, the Executive Vice President of Parent telephoned the Chief Executive Officer of the Company to state that Parent was unwilling to accede to the Company's position on these issues and that Parent was therefore deferring further negotiations. Counsel for the Company sent a revised draft of the agreement to counsel for Parent that evening, reflecting among other things, the Board's position on these issues.

     Thereafter, Parent authorized Schroders to contact Alex. Brown to further clarify Parent's position with respect to the various issues raised by the Company. In discussions with Alex. Brown, Schroders stated that Parent would not pursue the transaction without stockholder agreements from Anasco and certain officers and directors of the Company in order to assure these parties' support of the transaction and reiterated that Parent was unwilling to accede to the other requests for modification of the proposed transaction made by the Company.

     During the next week, in conversations between management of the Company and Parent and their respective legal and financial advisors, the Company indicated that the officers and directors identified by Parent would be willing to execute stockholder agreements and that the management stockholders would be willing to execute non-competition agreements on substantially the terms sought by Parent. They further indicated that although Anasco continued to object to certain terms of the proposed stockholder agreement, including the proposed trigger events and the conditions to termination of the agreement, Anasco would agree to participate in additional discussions to reach agreement regarding these issues.

     Following these discussions, Parent authorized its financial and legal advisors to begin negotiations with the Company's advisors. In a conference call on August 11, 1997, Schroders and Debevoise informed the Company's legal and financial advisors that Parent would be willing to modify its positions with respect to certain of the open issues, but would not go forward without a stockholder agreement from Anasco on the terms previously proposed by Parent.

     Over the next several days, representatives of Parent and the Company held a number of discussions with representatives of Boehringer Ingelheim concerning the terms of the stockholder agreement, including the proposed trigger events and whether Parent would receive the spread between a superior proposal and Parent's proposed purchase price for the Shares in the event a superior transaction was consummated by a third party.

     During the course of discussions with Boehringer Ingelheim concerning the stockholder agreement, Parent, the Company and their advisors continued negotiation of the terms of the Merger Agreement. On August 14, 1997 Boehringer Ingelheim indicated its tentative agreement to the terms of the stockholder agreement proposed by Parent and authorized its counsel to finalize the definitive agreement with counsel for Parent.

     Over the next few days, counsel for the parties continued negotiations and preparation of the Merger Agreement and related documents. On August 21, 1997, Parent was advised by representatives of the Company that the Company's Board had approved the proposed transaction subject to resolution of certain remaining issues in the Merger Agreement and receipt of a fairness opinion of Alex. Brown, the substance of which had been reviewed with the Board.

     Following resolution of the outstanding issues during the course of the following day, the parties executed and delivered the Merger Agreement, the stockholders agreements and the related agreements.

Employment Letters

     Certain senior executives of the Company and Noel L. Buterbaugh, the President and Chief Executive Officer of the Company (each, a "Senior Executive" and, collectively, the "Senior Executives"), have entered into letter agreements (each an "Employment Letter" and, collectively, the "Employment Letters") with Parent concerning their respective employment relationships following completion of the acquisition of the Company by Parent. Each of the Employment Letters provides for (i) annual salary at a stated rate, subject to annual review; (ii) participation in, and receipt of bonuses through, Parent's Earnings Improvement Program, with 1998 bonuses at least equal to the Senior Executive's bonus target award under the Company's 1997 Management Incentive Compensation Plan; (iii) the grant of options pursuant to Parent's 1996 Performance Stock Option Plan; (iv) continued participation in and receipt of benefits under existing welfare benefit plans (including medical, prescription, dental, disability, life insurance and similar plans) or similar plans of Parent which, in the aggregate will not be less favorable than existing plans; (v) continued accrual of benefits under the Company's defined contribution plans; and (vi) continuation of reasonable fringe benefits. In addition, each of the Employment Letters also provides that upon any termination of the Senior Executive's employment by Parent (not including death or disability) other than for cause, the Senior Executive is entitled to a severance payment equal to his monthly base salary for up to 12 months from the date of separation or until he secures other employment, whichever occurs first.

     The Employment Letters also contain certain non-competition and non-solicitation provisions applicable for a period of two years following the date of termination of each Senior Executive's employment by the Parent for any reason.

     Forms of the Employment Letters have been filed as Exhibits to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such Exhibit.

Other Arrangements

     Except as described in this Offer to Purchase (including Schedule 1 hereto), neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule 1 hereto, nor any associate or majority-owned subsidiary of the Purchaser, Parent nor any of the persons so listed, beneficially owns any equity security of the Company, and neither the Purchaser nor Parent, nor, to the best knowledge of the Purchaser and Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser and Parent, any of Parent's subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule 1 hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in
Schedule 1 hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

12.  THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement and other agreements, copies of which have been filed with the Commission as Exhibits to the Schedule 14D-1 relating to the Offer and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the text of such agreements.

  The Merger Agreement

     The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Vote Required To Approve Merger. The Delaware General Corporation Law (the "DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the making of the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the voting power of the then outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer, the Stockholders Agreement or otherwise, a majority of the voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer and to exercise its option under the Stockholders Agreement to acquire the Option Shares), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no Stock Options are exercised following August 22, 1997, if the Purchaser were to acquire ownership of 9,793,089 Shares pursuant to the Offer, the Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL. See Section 15.

     Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including the following:
(a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of such condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) the consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party having agreed to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any law enacted, promulgated or deemed applicable to the Merger by any court, governmental agency or regulatory or administrative authority, foreign or domestic (each, a "Governmental Entity") that makes consummation of the Merger illegal; (c) if required by Certificate of Incorporation and By-Laws of the Company and the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL; and (d) any applicable waiting period under the HSR Act shall have expired or been terminated. The Merger Agreement also provides that the obligations of Parent and the Purchaser to consummate the Merger are subject to the following additional conditions: (a) the Company shall have performed all of its material agreements and covenants contained in the Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the effective time of the Merger and (b) the Company shall not have received notice from the holder or holders of more than 10% of the outstanding Shares, determined on a fully diluted basis, that such holder or holders have exercised or intend to exercise its or their appraisal rights under Section 262 of the DGCL.

     As used herein, "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether prior to or after approval of the terms of the Merger Agreement by the stockholders of the Company:

          (1) by the mutual written consent of Parent, the Purchaser and the Company;

          (2) by either the Parent or the Company if, on or before October 31, 1997 and without fault of such terminating party, Purchaser shall not have purchased in the Offer such number of Shares which, together with the number of Option Shares subject to the Stockholders Agreement, represents in excess of 50% of the Shares on a fully diluted basis, or the Merger shall not have been consummated on or before November 30, 1997, provided, however, that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to have occurred on or before the aforesaid date;

          (3) by either Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

          (4) by the Company if the Purchaser shall not timely commence the Offer as provided in the Merger Agreement;

          (5) if approval by the Company's stockholders is required by law, by either the Purchaser or the Company if, upon a vote of the Company's stockholders, such stockholder approval shall not have been obtained;

          (6) unilaterally by the Purchaser or the Company (i) if the other fails to perform any material covenant or agreement in any material respect in the Merger Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to November 30, 1997;

          (7) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other Governmental Entity from consummating the Offer or the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

          (8) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or the Merger Agreement; provided, however, that such a termination shall not become effective if, as a result of the Company's receipt of a proposal for an Acquisition Transaction (as defined under "Takeover Proposals") from a third party, the Company, in accordance with the Merger Agreement, withdraws or modifies, or resolves to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or the

     Merger Agreement and if within ten business days of taking and disclosing to its stockholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated by the Merger Agreement; or

          (9) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined under "Takeover Proposals"), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party) and that the Company intends to terminate the Merger Agreement, (iii) either (A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two business days from the time on which such notice is deemed to have been given to Parent, or
     (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is superior to Parent's revised proposal for an Acquisition Transaction and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee (each as defined under "Fees and Expenses" below).

     Takeover Proposals. The Merger Agreement provides that the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, except as otherwise described in this Section or "Takeover Proposals" (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in the next paragraph below with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction. Notwithstanding the immediately preceding sentence, the Company and its subsidiaries may, prior to the approval of the Merger Agreement by the Company's stockholders, in response to any unsolicited proposal for an Acquisition Transaction, furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors after consultation with one or more of its independent financial advisors, is of the reasonable belief that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are superior to the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. The Merger Agreement provides that in the event the Company shall determine to provide any information as described above, or shall receive any offer of the type referred to in this subsection or shall receive or become aware of any other proposal to acquire a substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or to acquire a substantial amount of capital stock of the Company, it shall promptly inform Parent orally as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of such offer or proposal and a description of the material terms thereof. The Company is also obligated to keep Parent fully informed of the status and material details of any such proposed Acquisition Transaction or other transaction (including any material amendments or material proposed amendments of any such proposed Acquisition Transaction or other transaction).

     The Merger Agreement also provides that neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval of recommendation of such Board of Directors or such committee of the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal. As used herein, the term "Superior Proposal" means a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, provided (i) such proposed transaction satisfies the tests set forth in clauses (x), (y) and (z) of the second sentence of the immediately preceding paragraph and (ii) the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

     Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as defined below) and (y) $4,125,000 (the "Termination Fee") upon demand if (i) the Company terminates the Merger Agreement in accordance with the provision described in paragraph (9) under "Termination of Merger Agreement". In addition, the Company will pay or cause to be paid in same day funds to Parent, the sum of Parent's Expenses and the Termination Fee upon demand if (i) the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (6) or (8) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, (ii) the Company or the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (2), (3) or (5) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, or (iii) the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (6)(ii) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made and, within nine months after any termination referred to in the immediately preceding clauses (i), (ii) or (iii) of this sentence, the person that made the proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any such obligations if the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (6)(ii) under "Termination of Merger Agreement" as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction by the person that ultimately consummated a transaction with the Company. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, the fees and expenses of one counsel representing the financial institutions providing financing to the Purchaser and all fees and expenses of Parent's investment banking firm), provided that all such Expenses for this purpose shall not exceed $1.2 million in the aggregate.

     Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement (including exceptions on the disclosure schedule thereto) or to the extent that the Purchaser shall otherwise consent in writing, during the period from the date of the Merger Agreement to the effective time of the Merger the Company shall not and shall cause its subsidiaries not to: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except upon exercise of any Stock Option; (e) amend its certificate of incorporation, by-laws or other comparable organizational documents; (f) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole; (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole; (h) incur any indebtedness, except for borrowings for working capital purposes not in excess of $500,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly-owned subsidiaries or between such wholly-owned subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (i) make or agree to make any new capital expenditure or capital expenditures which in the aggregate are in excess of $250,000; (j) make any tax election that could reasonably be expected to have a Material Adverse Effect on the Company or settle or compromise any material income tax liability; (k) except in the ordinary course of business or except as would not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; (l) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (m) authorize, or commit or agree to take, any of the foregoing actions.

     In addition to the foregoing, the Company has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not take any action, or permit any of its subsidiaries to take any action, that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(c) any of the conditions to the Merger not being satisfied.

     Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of the Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors to be at least equal to the result (expressed as a fraction) derived by dividing the Shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two Independent Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as
Schedule I to the Schedule 14D-9. The term "Independent Director" means a director of the Company who is (i) not designated by the Purchaser nor otherwise affiliated with Parent or the Purchaser, (ii) not an employee or the Chairman of the Company or any of its subsidiaries and (iii) is not affiliated with Anasco.

     Stock Options. Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each then outstanding Stock Option, shall be canceled by the Company in exchange for a payment in cash by the Purchaser (the "Option Consideration") equal to the product of (i) the number of Shares previously subject to the Stock Option and (ii) the excess, if any, of the Offer Price over the aggregate exercise price for such Shares under such Stock Option. As of the effective time of the Merger, each holder of an Stock Option will be entitled to receive only an amount equal to the Option Consideration. All Stock Option amounts payable shall be subject to any required withholding of taxes and shall be paid without interest. Pursuant to the Merger Agreement, the Company shall thereafter cause each stock option or other equity based plan maintained with respect to any Shares (or rights in respect thereof) (other than the

BioWhittaker, Inc. Savings and Stock Investment Plan and the BioWhittaker, Inc. Supplemental Executive Retirement Plan) to be terminated.

     Indemnification and Insurance. In the Merger Agreement, Parent and the Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) and indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Pursuant to the Merger Agreement, Parent will cause to be maintained for a period of not less than six years from the effective time of the Merger the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to such effective time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement; provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or any policy specifically obtained for this purpose, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent has agreed to use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance.

     Reasonable Efforts. The Merger Agreement provides that, except as otherwise contemplated therein, Parent, the Purchaser and the Company shall use their reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including using their reasonable best efforts (i) to obtain all necessary waivers, consents and approvals, and (ii) to effect all necessary registrations and filings, subject to approval by the Company's stockholders. In case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the obligations of the parties under the Merger Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company, as the case may be, shall take the necessary action.

     Specifically, Parent, Purchaser and the Company have agreed to use their reasonable best efforts to make promptly any required submissions under the HSR Act with respect to the Merger and the transactions contemplated by the Merger Agreement. The Company has agreed to use its reasonable best efforts to obtain all consents, approvals, permits or authorizations as are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger.

     Amendment to the Rights Agreement. In connection with the Company's entering into the Merger Agreement, on August 22, 1997, the Company amended the Rights Agreement by entering into Amendment No.1 thereto (the "Amendment"). The Amendment has been effected to ensure that (i) the respective transactions contemplated by the Offer, the Merger Agreement and the Stockholders Agreement are exempt from the Rights Agreement's operation and (ii) neither the Purchaser nor Parent, nor any of their affiliates shall be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of consummation of such transactions. Should either the Offer or the Merger Agreement or any of the transactions contemplated thereby have resulted in Parent or the Purchaser being deemed Acquiring Persons, the Company could have effected a distribution of Rights to the Company's stockholders pursuant to the Rights Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  The Stockholders Agreement

     Pursuant to the terms and conditions of the Stockholders Agreement, each Selling Stockholder has agreed to tender his Shares in the Offer. In the Stockholders Agreement, each Selling Stockholder has further agreed that, until the Termination Date (as defined below), such Selling Stockholder will vote his Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Offer or the Stockholders Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the majority of the Board of Directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or the Stockholders Agreement or the contemplated economic benefits of any of the foregoing.

     In addition, subject to his obligations as a director or officer of the Company, to the extent permitted by the Merger Agreement, each Selling Stockholder has agreed that he shall not, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any person that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If any Selling Stockholder receives any such inquiry or proposal, then such Selling Stockholder shall promptly inform Parent of the material terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Selling Stockholders have also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     Under the Stockholders Agreement, each Selling Stockholder has also granted the Purchaser an irrevocable option to purchase all of such Selling Stockholder's Shares, including all Shares subject to all Stock Options owned by such Selling Stockholder, in each case at the Offer Price per Share. In the case of all Shares underlying all such Stock Options (the "Option Shares"), such option may be exercised by the Purchaser at any time following its purchase of any Shares pursuant to the Offer and prior to the Termination Date. Among other things, this option may facilitate the Purchaser's ability to acquire 50% of the outstanding Shares. In the case of all other Shares held by the Selling Stockholders, such option may be exercisable by the Purchaser at any time, and from time to time, following any time when the Merger Agreement has been terminated in accordance with its terms and prior to the Termination Date. Among other things, such option will enable the Purchaser to sell all of such Shares to any person who has made and consummates a Superior Proposal.

     For purposes of the Stockholders Agreement, the term "Termination Date" means the earlier of (a) twelve months from the date of the Stockholders Agreement and (b) the consummation of the Merger, provided, however, that if the Company is not in breach of its obligations under the Merger Agreement and none of the Selling Stockholders are in breach of their obligations under the Stockholders Agreement, the Termination Date shall be the date that: (i) the Merger Agreement shall have terminated in accordance with the provisions described in paragraphs (1), (4), (6)(i) or (7) under "Termination of the Merger Agreement" above, (ii) the Merger Agreement shall have terminated in accordance with the provisions described in paragraphs (2), (3) or (5) under "Termination of the Merger Agreement" above and no proposal for an Acquisition Transaction has been made, (iii) the Merger Agreement shall have terminated in accordance with the provisions described in paragraph (6)(ii) under "Termination of the Merger Agreement" above unless a proposal for an Acquisition Transaction has been made. The Stockholders Agreement shall terminate on the Termination Date.

     A Copy of the Stockholders Agreement has been filed as an Exhibit to the
Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such Exhibit.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries to any unaffiliated third party, any change in the Company's capitalization or dividend policy or any other material change in the Company's business or corporate structure.

  Appraisal Rights

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Going Private Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after August 22, 1997, the Company should (a) split, combine or otherwise change the Shares, or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares, or other securities or
(c) issue or sell additional Shares or shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding stock options, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after August 22, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and (subject to the terms of the Merger Agreement) may amend or terminate the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the Commission) payment for, Shares tendered, (i) unless there are validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares which, together with the Option Shares which are subject to the Stockholders Agreement, represents in excess of 50% of the Shares on a fully-diluted basis, or (ii) if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

          (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of: (i) making illegal, or otherwise restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or (v) which could reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the value of the Shares or of the Offer to Purchaser or Parent;

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any U.S. government or governmental, administrative or regulatory authority or agency, on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the consummation of the Offer;

          (c)(i) it shall have been publicly disclosed that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination, except with respect to representations and warranties made as of an earlier time;

          (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

          (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall not have been obtained and such failure to obtain could reasonably be expected to have a Material Adverse Effect on the Company or the value of the Shares or the Offer to the Purchaser;

which, in the good faith sole judgment of Purchaser makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholders Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Stockholders Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent or the Company receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent and the Company expect to file Notification and Report Forms with respect to the Offer soon. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent and the Company. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     EEA and National Merger Regulation. According to the Company 1996 10-K, the Company conducts substantial operations in the European Economic Area (the "EEA"). EEC Regulation 4064/89 (the "Merger Regulation") and Article 57 of the European Economic Area Agreement require that concentrations with a "Community dimension" be notified in prescribed form to the Commission of the European Communities (the "European Commission") for review and approval prior to being put into effect. In such cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual countries within the EEA.

     The Offer will be deemed to have a "Community dimension" if the combined aggregate worldwide annual revenues of both Parent and the Company exceed ECU 5 billion, if the Community-wide annual revenues of each of Parent and the Company exceed ECU 250 million and if both Parent and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country. Concentrations that are found not to be subject to the Merger Regulation may be subject to the various national merger control regimes of the countries of the EEA, resulting in the possibility that it may be necessary or desirable to obtain approvals from the various national authorities.

     Based upon information contained in the Company 1996 10-K, the Purchaser currently believes that the Offer should not be considered to have a "Community dimension," as the Community-wide revenues of the Company for 1995 appear not to exceed ECU 250 million. Therefore, the Purchaser does not currently intend to file a notification with the European Commission.

     In EEA countries where it may be necessary to obtain approvals, mandatory notification obligations may also apply to the Offer and the Merger. In certain other jurisdictions, although filing may not be mandatory, the Purchaser may consider it to be desirable to obtain clearance from the relevant national authority. The period within which the relevant national authority must or may reach a preliminary decision on the Offer and the Merger, and the length of time available to such national authority if it decides to commence a full investigation of the transaction, varies from jurisdiction to jurisdiction. In most cases a decision at the preliminary inquiry phase can be expected within one to two months of notification; where a full inquiry into a transaction is undertaken, the detailed investigations may take several months.

     There can be no assurance that a challenge to the Offer will not be made pursuant to the merger control regimes of one or more of various countries (or alternatively, if applicable, pursuant to the Merger Regulation) or by legal action brought by private parties or, if such a challenge is made, what the outcome would be. See Section 14.

     Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16.  FEES AND EXPENSES

     Schroders is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and Parent in connection with the Offer. Parent is paying to Schroders a fee of $150,000 upon the commencement of the Offer, which fee shall be credited against a fee of $750,000, payable upon the closing of the Merger. Parent has paid an additional fee to Schroders of $250,000 in connection with Schroders' delivery to the Board of Directors of Parent of a fairness opinion with respect to the consideration to be paid by Parent under the Merger Agreement. In addition, Parent has agreed to reimburse Schroders for reasonable out-of-pocket expenses related to their engagement, including the reasonable fees and expenses of its legal counsel, and has agreed to indemnify each of Schroders and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

     In the ordinary course of its business, Schroders engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of August 27, 1997, Schroders had no long or short positions with respect to Shares held for its own accounts. Ilan Kaufthal, a director of Parent, is also Managing Director and Vice Chairman of Schroders.

     The Purchaser and Parent have retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services L.L.C., to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                          BW ACQUISITION CORPORATION

August 28, 1997

                                                                      SCHEDULE 1

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is Cambrex Corporation, One Meadowlands Plaza, East Rutherford, NJ 07073. Unless otherwise indicated, all such directors and executive officers listed below are citizens of the United States. None of the persons listed below are directors unless indicated by an asterisk.

                                                       PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND FIVE-YEAR
            NAME AND CITIZENSHIP                            EMPLOYMENT HISTORY
---------------------------------------------  ---------------------------------------------
Cyril C. Baldwin, Jr.* ......................  President of Cambrex Corp. from 1981 to early
                                               1990, CEO from 1984 to April 1995, Chairman
                                               of the Board since 1991; Director of Church &
                                               Dwight Co., Inc. and Congoleum Corp; Member
                                               of NewsBank Advisory Board.
George J.W. Goodman*.........................  President, Chairman, and CEO of Continental
                                               Fidelity, Inc.; Director, US Airways Group,
                                               Inc. and New England Life; Member of Advisory
                                               Council of Princeton University Center for
                                               International Studies.

Kathryn Rudie Harrigan*......................  Professor, Management of Organizations
                                               Division of Columbia University Business
                                               School since 1981; Henry L. Kravis Professor
                                               of Business Leadership at Columbia University
                                               Business School since 1993; Academic Director
                                               of Jerome A. Chazen Institute for
                                               International Business at Columbia University
                                               since 1995; Member of the Boards of Schuller
                                               Corp. and Technical Chemicals and Products.

Robert LeBuhn*...............................  Chairman, Investor International (U.S.), Inc.
                                               from 1984 to 1994, President from 1984 to
                                               1993; Director of US Airways Group, Inc.,
                                               Acceptance Insurance Companies, Inc., New
                                               Jersey Steel Corp., and Enzon, Inc.

Rosina B. Dixon, M.D.*.......................  Consultant to the pharmaceutical industry since May 1986; Vice President, Secretary,
                                               and Member of the Board of Directors of
                                               Medical Market Specialties Inc. from 1984 to
                                               1986; Medical Director, Schering
                                               Laboratories, Schering-Plough Corp. from 1981
                                               to 1984; Executive Director Biodevelopment,
                                               Pharmaceuticals Division, CIBA-GEIGY Corp.
                                               until 1981; Member of Board of Directors of
                                               Church & Dwight Co., Inc. and Enzon, Inc.

                                                       PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND FIVE-YEAR
            NAME AND CITIZENSHIP                            EMPLOYMENT HISTORY
---------------------------------------------  ---------------------------------------------

Leon J. Hendrix, Jr.*........................  Principal of Clayton, Dubilier & Rice, Inc.
                                               since 1994; Various positions at Reliance
                                               Electric Co. since 1973, including COO and
                                               Member of Board of Directors since 1992;
                                               Member of Board of Directors of Keithley
                                               Instruments, Inc., National City Bank of
                                               Cleveland, NAACO Industries, Inc., Wesco
                                               Distribution, Inc., Remington Arms Co., and
                                               Riverwood International Inc.; Member of
                                               Clemson University Board of Trustees; Past
                                               Member of Board of Governors of National
                                               Electrical Manufacturers Assoc. and Board of
                                               Directors of Cleveland Chapter of the
                                               American Red Cross.

Ilan Kaufthal*...............................  Managing Director of Schroder & Co. Inc.
                                               since 1987 and Vice Chairman of Schroder &
                                               Co. Inc. since May 1997; Various positions at
                                               NL Industries, Inc., including Senior Vice
                                               President and CFO since 1983; Director of
                                               United Retail Group, Inc., Russ Berrie & Co.,
                                               and ASI Solutions, Inc.

Francis X. Dwyer*............................  President of Nuodex Inc. from 1982 to 1985;
                                               Chairman of Board of Huls America Inc. from
                                               1985 to 1991; Advisory Chairman and Director
                                               of International Dioxide, Inc. since May
                                               1991.

James A. Mack*...............................  President and COO of Cambrex Corp. since
                                               February 1990, CEO since April 1995; Vice
                                               President, Specialty Chemicals and then Vice
                                               President, Performance Chemicals, Olin Corp.
                                               from 1984 to 1990; Executive Vice President,
                                               Oakite Products, Inc. from 1982 to 1984;
                                               Various positions at The Sherwin-Williams
                                               Co., including President and General Manager
                                               of the Chemicals Division from 1977 to 1981;
                                               Past Chairman of Board of Governors of
                                               Synthetic Organic Chemical Manufacturing
                                               Association; Past Member of Board of Trustees
                                               of Michigan Tech Alumni Fund; Member of Board
                                               of Directors of Chemical Manufacturing Assoc.

Dean P. Phypers*.............................  Various positions at IBM from 1955 to 1987, including Senior Vice President, Director,
                                               and CFO; Director of American International
                                               Group, Inc., Bethlehem Steel Corp., and
                                               Church & Dwight Co., Inc.

Claes Glassell...............................  Vice President of Cambrex Corp. since 1994;
                                               Senior Vice President, Akzo Nobel AB from
                                               1993 to 1994; Senior Vice President, Nobel
                                               Industries AB from 1992 to 1993.

Salvatore J. Guccione........................  Vice President, Commercial Development of
                                               Cambrex Corp. since 1996; Vice President and
                                               General Manager, International Specialty
                                               Products from 1993 to 1995.

                                                       PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND FIVE-YEAR
            NAME AND CITIZENSHIP                            EMPLOYMENT HISTORY
---------------------------------------------  ---------------------------------------------

Steven M. Klosk..............................  Executive Vice President, Administration of
                                               Cambrex Corp. since 1996; Vice President,
                                               Administration of Cambrex Corp. from 1992 to
                                               1996.

Douglas H. MacMillan.........................  Vice President and CFO of Cambrex Corp. since
                                               April 1997; Vice President and CFO of Morgan
                                               Products Ltd. from 1991 to April 1997.

Susan M. Sorblum.............................  Treasurer of Cambrex Corp. since 1993;
                                               Various other positions at Cambrex Corp.
                                               since 1990.

Peter Thauer.................................  Vice President of Cambrex Corp. since 1992;
                                               General Counsel and Secretary of Cambrex
                                               Corp. since 1989.

Peter Tracey.................................  Executive Vice President, Corporate
                                               Development of Cambrex Corp. since March
                                               1997; CFO and Vice President of Finance of
                                               Cambrex Corp. from 1990 to March 1997.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of the Purchaser. The business address of each such director and executive officer is BW Acquisition Corporation in care of Cambrex Corporation, One Meadowlands Plaza, East Rutherford, NJ 07073. Unless otherwise indicated, all such directors and executive officers listed below are citizens of the United States.

                                                       PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND FIVE-YEAR
            NAME AND CITIZENSHIP                            EMPLOYMENT HISTORY
---------------------------------------------  ---------------------------------------------
Peter Tracey.................................  President of BW Acquisition Corp.; Executive
                                               Vice President, Corporate Development of
                                               Cambrex Corp. since March 1997; CFO and Vice
                                               President of Finance of Cambrex Corp. from
                                               1990 to March 1997.
Peter Thauer.................................  Vice President and Secretary of BW
                                               Acquisition Corp.; Vice President of Cambrex
                                               Corp. since 1992; General Counsel and
                                               Secretary of Cambrex Corp. since 1989.
Douglas H. MacMillan.........................  Vice President, CFO, and Assistant Secretary
                                               of BW Acquisition Corp.; Vice President and
                                               CFO of Cambrex Corp. since April 1997; Vice
                                               President and CFO of Morgan Products Ltd.
                                               from 1991 to April 1997.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                   By Mail:                                      By Hand:
   ChaseMellon Shareholder Services, L.L.C.      ChaseMellon Shareholder Services, L.L.C.
          Reorganization Department                     Reorganization Department
                P.O. Box 3305                                  120 Broadway
          South Hackensack, NJ 07606                            13th Floor
                                                            New York, NY 10271
            By Overnight Courier:                       By Facsimile Transmission
   ChaseMellon Shareholder Services, L.L.C.         (for eligible institutions only):
          Reorganization Department                           (201) 329-8936
     85 Challenger Road, Mail Drop-Reorg
          Ridgefield Park, NJ 07660                Confirm by Telephone: (201) 296-4860

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                         (212) 269-5550 (call collect)
                            Toll Free (800) 290-6426

                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                                Equitable Center
                               787 Seventh Avenue
                               New York, NY 10019
                         (212) 492-6000 (call collect)